EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-83676, 333-83682, 333-137129 and 333-139821 on Form S-8 of our reports dated March 9, 2007, relating to the financial statements and financial statement schedule of ManTech International Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of FASB Statement 123(R), Share-Based Payment), and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of ManTech International Corporation for the year ended December 31, 2006.

/s/    DELOITTE & TOUCHE LLP

McLean, Virginia

March 9, 2007